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MFN FINANCIAL CORPORATION
EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
THREE MONTH PERIOD ENDED JUNE 30

Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common share equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Executive Chairman and outstanding warrants to purchase shares of common stock of the Company using the treasury stock method.

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
(Dollars in thousands, except per share amounts)
                                                  Three Months Ended         Six Months Ended
                                                  ------------------         ----------------
                                                  June 30,     June 30,     June 30,     June 30,
                                                    2001         2000         2001         2000
                                                    ----         ----         ----         ----
BASIC
Net income                                      $     3,687  $     6,495  $     7,580  $    12,759
Average shares of common stock outstanding        9,991,284   10,000,003    9,995,234   10,000,003
Earnings per share of common stock              $      0.37  $      0.65  $      0.76  $      1.28

DILUTED
Net income                                      $     3,687  $     6,495  $     7,580  $    12,759
Average shares of common stock
  outstanding and common stock
  equivalents outstanding                        10,036,715   10,000,003   10,036,621   10,004,296
Earnings per share of common stock              $      0.37  $      0.65  $      0.76  $      1.28
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